Exhibit 99.H.30

AMENDMENT TO APPENDIX A

SERIES

The undersigned hereby certifies that he is an authorized signer of the Exchange Traded Concepts Trust (the “Trust”) and that the following funds are included under the Transfer Agency and Service Agreement dated November 2, 2017, by and between the Trust and the Bank of New York Mellon.

ROBO Global Robotics and Automation Index ETF

InnovationShares NexGen Protocol ETF

Ideanomics NexGen Vehicles & Technology ETF

ROBO Global Healthcare Technology and Innovation ETF

EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ J. Garrett Stevens
Name: J. Garrett Stevens

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name: Elizabeth Stubenrauch

Date: May 2, 2019